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                                                                   Exhibit 10.19

                        RESTRICTED SHARE UNITS AGREEMENT

     On _____________ (the "Grant Date"), Cardinal Health, Inc, an Ohio corporation (the "Company"), has granted to _________ ("Grantee") ________ Restricted Share Units (the "Restricted Share Units" or "Award"), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the "Common Shares") to Grantee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the "Plan"), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Share Units Agreement (this "Agreement"). In the event of a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

     1. VESTING. Subject to the provisions set forth elsewhere in this agreement, the Restricted Share Units shall vest in full (100%) on __________ (the "Vesting Date").

     2. PURCHASE PRICE. The purchase price of the Restricted Share Units shall be $0.00.

     3. TRANSFERABILITY. The Restricted Share Units shall not be transferable.

     4. TERMINATION OF SERVICE. Unless otherwise determined by the Committee at or after grant or termination, and except as set forth below, if Grantee's Continuous Service (as hereinafter defined) to the Company and its subsidiaries (collectively, the "Cardinal Group") terminates prior to the Vesting Date, all of the then unvested Restricted Share Units shall be forfeited by Grantee. If Grantee's Continuous Service terminates prior to the Vesting Date by reason of Grantee's death or disability (as defined in the Plan), then a ratable portion of the Restricted Share Units shall vest and not be forfeited. Such ratable portion shall be determined with respect to this award of Restricted Share Units as an amount equal to the number of Restricted Share Units awarded to Grantee multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of such death or disability, and the denominator of which is the number of days from the Grant Date through the Vesting Date. For purposes of this Agreement, the term "Continuous Service" shall mean the absence of any interruption or termination of service as an employee or director of any entity within the Cardinal Group.

     5. AGREEMENT NOT TO DISCLOSE OR USE CONFIDENTIAL INFORMATION, TRADE SECRETS OR OTHER BUSINESS SENSITIVE INFORMATION. The parties acknowledge and agree that the Cardinal Group is the sole and exclusive owner of Confidential Information, Trade Secrets or Other Business Sensitive Information (as hereinafter defined) and that the Cardinal Group has legitimate business interests in protecting such information. The parties further acknowledge and agree that the Cardinal Group has invested, and continues to invest, considerable amounts of time and money in obtaining, developing and preserving the confidentiality of such information. Further, the parties agree that, because of the trust and fiduciary relationship arising between Grantee and the Cardinal Group, Grantee owes the Cardinal Group a fiduciary duty to preserve

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and protect such information from any and all unauthorized disclosure and use.
Accordingly, Grantee shall not, either directly or indirectly, disclose such information to any third party whatsoever and shall not use such information in any manner, except as authorized in the reasonable performance of Grantee's duties while employed by the Cardinal Group. "Confidential Information, Trade Secrets or Other Business Sensitive Information" shall include any such information as defined by applicable law and any information about the business of the Cardinal Group and its customers that is not generally known to, or readily ascertainable by, the public, including, but not limited to, financial information and models, customer lists, business plans or strategies, marketing and sales plans or strategies, the identity, compensation and qualifications of employees of the Cardinal Group, sources of supply, pricing policies, operational methods, product specification or technical processes, new product information, formulation techniques, customer contacts, profit or cost information, research and development information or other information that the Cardinal Group has developed or compiled.

     6. DELIVERY OF COMPANY PROPERTY. Grantee recognizes and agrees that all documents, magnetic media, computer disks, desktop and laptop computers and other tangible items that were provided by the Cardinal Group and/or that contain Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above are the sole and exclusive property of the Cardinal Group. Upon request by the Cardinal Group, Grantee shall promptly and immediately return to the Cardinal Group all such documents, media, disks, desktop and laptop computers and other tangible items. Upon the termination of Grantee's employment with the Cardinal Group, Grantee shall promptly and immediately return to the Cardinal Group any and all such documents, media, disks, desktop and laptop computers or other tangible items, without request by the Cardinal Group. Grantee shall not take any such information or make/retain copies of such information for any purpose whatsoever except as is necessary for the reasonable performance of Grantee's duties while employed by the Cardinal Group.

     7. OTHER COVENANTS. Except as modified by Paragraph 11 below, Grantee hereby covenants and agrees that, in consideration of the grant hereunder, Grantee shall not, either directly or indirectly, on Grantee's own behalf or on any other's behalf, engage in or assist others in any of the following activities:

          (a) Grantee shall not engage in any action or conduct that is a violation of the policies of the Cardinal Group, including conduct that would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies executed by Grantee;

          (b) During Grantee's employment with the Cardinal Group and for 12 months following the termination of such employment for any reason, Grantee shall not, either directly or indirectly, employ, contact concerning employment, or participate in any manner in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the termination of Grantee's employment with the Cardinal Group;


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          (c) Grantee shall not at any time during employment with the Cardinal
     Group nor at any time thereafter disparage the Cardinal Group or any of its employees, officers, representatives, services or products;

          (d) During Grantee's employment with the Cardinal Group and for 12 months following the termination of such employment for any reason, Grantee shall not engage in any action or conduct that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors or suppliers that were known to Grantee in the performance of Grantee's job duties while employed with the Cardinal Group;

          (e) During Grantee's employment with the Cardinal Group and for 12 months following the termination of such employment for any reason, Grantee shall not solicit or accept business of the same type as that in which Grantee was employed by the Cardinal Group from any customer, potential customer, vendor or supplier of the Cardinal Group that was known to Grantee in the performance of Grantee's job duties while employed with the Cardinal Group, nor shall Grantee during such time period solicit or accept such business within any geographic area in which Grantee was assigned or for which Grantee had any managerial responsibility;

          (f) During Grantee's employment with the Cardinal Group and for 12 months following the termination of such employment for any reason, Grantee shall not accept employment with or serve as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group within a geographic area in which Grantee was assigned or for which Grantee had any managerial responsibility; and

          (g) Grantee shall not breach or violate any provision of any employment or severance agreement that Grantee has with any member of the Cardinal Group.

     8. INEVITABLE DISCLOSURE. The parties specifically acknowledge and agree that the provisions of this Agreement are reasonable in light of the fact that, in the event that Grantee would become employed or otherwise associated with a competitor of the Cardinal Group, it would be inevitable that Grantee would disclose Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above to such competitor. The parties acknowledge and agree that Grantee has been introduced by the Cardinal Group to such Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above and that such information would aid the competitor and that the threat of such inevitable disclosure is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

     9. COVENANTS ARE INDEPENDENT ELEMENTS. The parties acknowledge that the obligations and covenants set forth in Paragraphs 5 through 8 above and, if applicable, Paragraph 11 below are essential independent elements of this Restricted Share grant and that, but for Grantee agreeing to comply with them, the Cardinal Group would not have granted such


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Restricted Share Units to Grantee. The parties agree and acknowledge that the provisions contained in Paragraphs 5 through 8 above and, if applicable, Paragraph 11 below are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made with regard to such paragraphs. The existence of any claim by Grantee against the Cardinal Group, whether based on this Agreement or otherwise, shall not operate as a defense to the enforcement of the covenants contained in Paragraphs 5 through 8 above and, if applicable, Paragraph 11 below. The covenants contained in Paragraphs 5 through 8 above and, if applicable, Paragraph 11 below will remain in full force and effect whether Grantee is terminated by the Cardinal Group or voluntarily resigns.

     10. ASSIGNMENT OF COVENANTS. The rights of the Cardinal Group under this Agreement shall inure to the benefit of, and be binding upon, its successors and assigns. Any successor or assign of the Cardinal Group is authorized to enforce the covenants contained in this Agreement. Any successor or assign of the Cardinal Group is authorized by the parties to enforce the covenants contained herein as if the name of such successor or assign shall replace the Cardinal Group throughout this Agreement and any consent and/or notice, written or otherwise, is hereby waived and deemed unnecessary by Grantee.

     11. CALIFORNIA SPECIFIC MODIFICATIONS. This paragraph shall supercede and modify certain of the covenants, obligations and restrictions of Grantee set forth in Paragraph 7 above in the event that, and only during such time that, Grantee's principal employment with the Cardinal Group is in the State of California. In the event that any of the provisions contained in Subparagraphs 7(d) through (f) above are inconsistent with the provisions of this Paragraph 11 with regard to the State of California, then the provisions contained in Subparagraphs 7(d) through (f) shall not apply and the following provisions shall apply instead:

          (a) Within the geographic area in which Grantee was assigned or for which Grantee had any managerial responsibility, Grantee shall not, during Grantee's employment with the Cardinal Group and for 12 months following termination of such employment for any reason, solicit or actually transact business with any existing customer of the Cardinal Group of which Grantee's knowledge of the existence of that customer or of that customer's purchasing habits, product preferences or commercial practices exists because of Grantee's receipt of Confidential Information, Trade Secrets or Other Business Sensitive Information from the Cardinal Group; and

          (b) Regardless of geographic area, Grantee shall not, during the period of Grantee's employment with the Cardinal Group and for 12 months following termination of such employment for any reason, solicit business from any customers of the same type as the business of the Cardinal Group at the time of the termination of Grantee's employment with the Cardinal Group whose identities are not already within the public domain if Grantee directly serviced such customers, was assigned to such customers, was responsible for such customers or otherwise had personal contact with such customers during the 12-month period immediately preceding expiration of Grantee's employment with the Cardinal Group.


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In the event that Grantee is reassigned to any other state within the United
States of America other than the State of California or to any other country, then all of the provisions of Paragraph 7 above shall apply in full force and effect and the provisions of this Paragraph 11 shall not apply.

     12. REASONABLENESS OF RESTRICTIONS CONTAINED IN AGREEMENT. Grantee acknowledges that the covenants contained in this Agreement are reasonable in nature, are fundamental for the protection of the legitimate business and proprietary interests of the Cardinal Group, are necessary to protect the goodwill between the Cardinal Group and its customers, and do not adversely affect Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law.

     13. SPECIAL FORFEITURE/REPAYMENT RULES. If Grantee engages in conduct that is in violation of the covenants and restrictions contained in this Agreement, then Grantee shall be subject to the following special forfeiture/repayment rules in addition to any other remedy that the Cardinal Group may have:

          (a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such conduct that is in violation of the covenants and restrictions contained in this Agreement and have not yet been settled by a payment pursuant to Paragraph 14 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

          (b) Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Restricted Share Units pursuant to Paragraph 7 hereof (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the conduct by Grantee that is in violation of the covenants and restrictions contained in this Agreement (the "Look-Back Period"), minus (y) $1.00.

     Grantee may be released from Grantee's obligations under this Paragraph 13 if and only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Grantee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Agreement and Grantee's continuing obligations contained herein. No provision of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such


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other inconsistent provisions shall be null and void. Grantee acknowledges and agrees that the restrictions and covenants of Grantee contained in this Agreement are being made for the benefit of the Company in consideration of Grantee's receipt of the Restricted Share Units, in consideration of employment, in consideration of exposing Grantee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Restricted Share Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraph 7 and, if applicable, Paragraph 11 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

     14. PAYMENT. Subject to the provisions of Paragraphs 5 through 8 and, if applicable, Paragraph 11, of this Agreement, on the [VESTING PAYMENT
ALTERNATIVE: date of vesting of any] [DEFERRED PAYMENT ALTERNATIVE:
[___-month][___-year] anniversary of the first date on which Grantee ceases to be an employee of the Company, or, to the extent permitted by Treasury Regulations, on such other date as may be approved by the Committee as to all or any portion of the] Restricted Share Units, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Paragraph 17) the Common Shares represented by such Restricted Share Units [DEFERRED PAYMENT ALTERNATIVE: ;provided, however, that, subject to the next sentence, in the event that some or all of the Restricted Share Units vest prior to the Vesting Date as a result of the death or disability of Grantee or as a result of a Change of Control, Grantee shall be entitled to receive the corresponding Common Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if Restricted Share Units vest as a result of the occurrence of a disability or a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, such proviso shall not apply and Grantee shall be entitled to receive the corresponding Common Shares from the Company on the date that would have applied absent such proviso]. Elections to defer receipt of the Common Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of
Section 409A of the [VESTING PAYMENT ALTERNATIVE: Internal Revenue Code of 1986, as amended] [DEFERRED PAYMENT ALTERNATIVE: Code].

     15. DIVIDENDS. Grantee shall not receive cash dividends on the Restricted Share Units but instead shall receive a cash payment from the Company on each cash dividend payment date with respect to the Common Shares with a record date between the Grant Date and the earlier of the termination or forfeiture of this grant in accordance with the terms hereof or the payment described in Paragraph 14 hereof, such cash payment to be in an amount equal to the dividends that would have been paid on the Common Shares represented by the Restricted Share Units.

     15. RIGHT OF SET-OFF. By accepting these Restricted Share Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by any member of the


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Cardinal Group from time to time (including, but not limited to, amounts owed to
Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Grantee under this Agreement.

     16. NO SHAREHOLDER RIGHTS. Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Grantee shall not have the right to vote the Common Shares represented by the Restricted Share Units.

     17. WITHHOLDING TAX. The Company shall have the right to require Grantee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units (including the amount of any taxes which the Company is required to withhold with respect to the cash payments described in Paragraph 15 hereof) or, in lieu thereof, to retain, or sell without notice, a sufficient number of Common Shares to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Common Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 15 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

     18. BENEFICIARY DESIGNATION. Grantee may designate a beneficiary to receive any Common Shares to which the Grantee is entitled with respect to the Restricted Share Units which vest as a result of Grantee's death. Notwithstanding the foregoing, if Grantee engages in conduct that is in violation of the covenants and restrictions contained in this Agreement, the Restricted Share Units subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company's Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Grantee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Grantee and Grantee's estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Grantee's beneficiary.

     19. GOVERNING LAW/VENUE. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. In the event of any violation or attempted violations of the restrictions and covenants of Grantee contained in this Agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Grantee, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the


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event that it becomes necessary for the Cardinal Group to institute legal proceedings under this Agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings.

     20. SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this Agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this Agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

     21. ACTION BY THE COMMITTEE. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the "Designee"). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement, including, without limitation, whether particular conduct constitutes a violation of the covenants, obligations and restrictions of Grantee set forth in Paragraphs 5 through 7 and, if applicable, Paragraph 11 above, shall be final and binding unless such decision is arbitrary and capricious.

     22. PROMPT ACCEPTANCE OF AGREEMENT. The Restricted Share Units grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not executed by Grantee and returned to the Company within 30 days of the Grant Date set forth below.

     23. ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Units grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.


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                                        CARDINAL HEALTH, INC.


DATE OF GRANT:                          By:
               ----------------------       ------------------------------------
                                        Its:
                                             -----------------------------------


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                             ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company's most recent Annual Report on Form 10-K and other communications routinely distributed to the Company's shareholders, and a copy of the Plan Description dated ____________ pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents and warrants to the Company that he or she is purchasing the Restricted Share Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Common Shares delivered in respect of the Restricted Share Units shall be made unless the Common Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.


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                                        Grantee's Signature

                                        ----------------------------------------
                                        Grantee's Social Security Number

                                        ----------------------------------------
                                        Date


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